Exhibit 99.1

Charli and Dixie D’Amelio and Hollister Co. Launch New Fashion Brand, Social Tourist
Social media stars expand relationship with iconic global teen retailer Hollister to co-create a trend-forward apparel brand, available May 20

New Albany, Ohio, May 6, 2021: Hollister Co., a division of Abercrombie and Fitch Co. (NYSE: ANF) is building upon its successful relationship with leading social media personalities Charli and Dixie D’Amelio to launch Social Tourist, a new trend-forward apparel brand within the Abercrombie & Fitch Co. portfolio. For its initial May 20 launch, Social Tourist will be available exclusively in Hollister stores and online.

The launch of Social Tourist marks the beginning of an exclusive, multi-year apparel agreement between Abercrombie & Fitch Co. and the D’Amelio sisters. The new brand has been imagined and inspired by Charli and Dixie’s experiences at the epicenter of social media, and also reflects Gen Z’s unique lens of living in a digitally native environment. Hollister has leveraged its pool of talent, resources and global reach, as well as its connection to the global teen customer, to authentically bring Charli and Dixie’s vision to life.

Working together with Hollister, Charli and Dixie have been involved in every aspect of Social Tourist, including product selection, design, branding, positioning and marketing. The family has a strong background in the apparel industry with their father, Marc D’Amelio, having over 30 years of experience in sales and design. Marc will serve as a consultant for Social Tourist.

Social Tourist will have four distinct apparel lines: gender inclusive items, trend pieces such as dresses and skirts, everyday essentials featuring premium basics, and swim. Each collection will include limited-edition items, with new product dropping approximately every month.

“We’ve always loved fashion, and it’s been amazing to be so involved in this process. We feel like Social Tourist really represents both of us and explores how our generation is balancing who they are on social media with real life,” said Dixie D’Amelio. “The first product drop is all about introducing the brand to our fans, and the second drop in June reflects our individual personalities – designs that reflect Dixie’s personality are a bit edgier, with dark color palettes and patterns, where my vibe is shown through super feminine and cute styles. We can’t wait to put our vision out into the world!” added Charli D’Amelio.
“Charli and Dixie are the quintessential example of what it’s like to grow up in the digital world, and we've always believed they authentically represent our teen customers’ mindset both online and in real life. We’re thrilled to unlock new opportunities for all of us beyond our co-created products, which strongly resonated with our global customers. Given the high demand, we knew we could take our relationship further,” said Kristin Scott, Global Brand President at Abercrombie & Fitch Co. “Creating a new brand virtually was no small feat, but the excitement and energy of the D’Amelio family, combined with the talent and experience of the Hollister family, has allowed us to push boundaries and make this a reality.”

In working with Hollister since 2020, the social media stars have served as “Chief Jeanealogists,” where they tested and approved every aspect of Hollister’s denim; launched the #MoreHappyDenimDance TikTok challenge, which garnered over 5.4 billion views worldwide; and dropped a series of limited-edition, co-created collections. The sisters currently have a combined 250 million followers across their social media handles and in November 2020, Charli became the first TikTok user to surpass 100 million followers on the platform.

Fans are encouraged to discover the new brand at socialtourist.com and on Instagram at @socialtourist ahead of the official launch on May 20. View the Social Tourist video here. A brand overview presentation will be available in the “Investors” section at corporate.abercrombie.com at approximately 8:30 AM, ET, today.

Abercrombie & Fitch Co. is represented by Philip Daniels of Ginsburg Daniels Kallis and Bruce Paige of Vorys, Sater, Seymour and Pease. The D’Amelios are represented by UTA and Gary Stiffelman, Robert Kahan, and Kevin Yorn.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained herein or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. Risks and uncertainties related to the duration and impact of the COVID-19 pandemic on the Company and the factors disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2021 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this press release or otherwise made by management.

About Social Tourist
Social Tourist is the creative vision of Hollister, the teen brand liberating the spirit of an endless summer, and social media personalities Charli and Dixie D’Amelio. The lifestyle brand creates trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

Social Tourist is housed within the Abercrombie & Fitch Co. portfolio and will be sold exclusively through Hollister stores globally and http://www.socialtourist.com.

Social Tourist Media Contact:
Noelia Callejas
(614) 283-6192
Noelia_Callejas@anfcorp.com

Business Media Contact:
Mackenzie Gusweiler
(614) 283-6192
Public_Relations@anfcorp.com

Investor Contact:
Pamela Quintiliano
(614) 283-6877
Investor_Relations@anfcorp.com